Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES THIRD QUARTER FISCAL 2018 RESULTS

HILLIARD, Ohio – (February 8, 2018) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading global manufacturer of water management products and solutions for non-residential, residential, infrastructure and agricultural applications, today announced financial results for the fiscal third quarter ended December 31, 2017.

Third Quarter Fiscal 2018 Highlights

•	Net sales increased 8.9% to $320.8 million
•	Net income increased 223.8% to $33.2 million
•	Adjusted EBITDA (Non-GAAP) increased 29.0% to $56.0 million

Fiscal 2018 Year-to-Date Highlights

•	Net sales increased 6.6% to $1,080.2 million
•	Net income increased 29.1% to $69.6 million
•	Adjusted EBITDA (Non-GAAP) increased 1.3% to $183.2 million
•	Cash flow from operating activities increased 19.1% to $138.9 million
•	Free cash flow (Non-GAAP) increased 29.5% to $103.8 million

Scott Barbour, President and Chief Executive Officer of ADS commented, “We executed the fundamentals of our business well this quarter, which resulted in strong revenue growth and margin performance during the period. We once again generated above-market growth in our domestic construction markets, driven by our conversion strategy and double-digit growth of our Allied Products. Favorable pricing, product mix and solid execution drove 280 basis points of margin expansion in the quarter. Looking forward, we will continue to focus on the fundamentals and better execution across all aspects of our operations to drive sustainable improvements in our profitability over time.”

Third Quarter Fiscal 2018 Results

Net sales increased 8.9% to $320.8 million, as compared to $294.7 million in the prior year quarter. Domestic net sales increased 8.9% to $276.9 million as compared to $254.3 million in the prior year quarter, driven by price increases and growth in the construction markets. International net sales increased 8.8% to $44.0 million as compared to $40.4 million in the prior year quarter.

Gross profit increased 12.1% to $77.8 million, as compared to $69.4 million the prior year quarter. As a percentage of net sales, gross profit increased 70 basis points to 24.3% compared to 23.6% in the prior year, primarily due to price increases and product mix.

Adjusted EBITDA (Non-GAAP) increased 29.0% to $56.0 million, as compared to $43.4 million in the prior year quarter. As a percentage of net sales, Adjusted EBITDA increased 280 basis points to 17.5% as compared to 14.7% in the prior year. The increase in Adjusted EBITDA margin was largely attributed to the factors mentioned above.

The Company’s third quarter income tax expense was a $7.4 million benefit and reflected the estimated impact of the Tax Cuts & Jobs Act (“Tax Act”), including a $14.7 million benefit to income tax expense related to the revaluation of deferred tax attributes and $0.9 million income tax expense on the Company’s deemed repatriation of foreign earnings. The income tax benefit also included a $3.0 million benefit from the year-to-date impact of the change in federal statutory rate.

Adjusted Earnings Per Fully Converted Share (Non-GAAP) was $0.47 based on weighted average fully converted shares of 74.4 million, as compared to $0.16 for the prior year on weighted average fully converted shares of 73.4 million. The $13.8 million net benefit from the revaluation of deferred tax attributes and deemed repatriation of foreign earnings increased Adjusted Earnings Per Fully Converted Share by $0.19 on weighted average fully converted shares of 74.4 million. Excluding the impact of the one-time benefit from the Tax Act, Adjusted Earnings Per Fully Converted Share increased to $0.28.

A reconciliation of GAAP to Non-GAAP financial measures for Adjusted EBITDA, Free Cash Flow and Adjusted Earnings Per Fully Converted Share has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Fiscal Year-to-Date 2018 Results

Net sales increased 6.6% to $1,080.2 million, as compared to $1,013.1 million in the prior year. Domestic net sales increased 7.9% to

$948.3 million as compared to $878.8 million in the prior year, driven by price increases and growth in core construction markets. International net sales decreased 1.7% to $132.0 million as compared to $134.2 million in the prior year.

Gross profit decreased 0.9% to $254.4 million, as compared to $256.6 million the prior year. As a percentage of net sales, gross profit decreased 180 basis points to 23.5% compared to 25.3% in the prior year period, primarily due to increases in raw material and operational costs.

Adjusted EBITDA (Non-GAAP) increased 1.3% to $183.2 million, as compared to $180.8 million in the prior year period. As a percentage of net sales, Adjusted EBITDA decreased 80 basis points to 17.0% as compared to 17.8% in the same period last year. The decrease in Adjusted EBITDA margin was largely attributed to the factors mentioned above, partially offset by an increase in net sales.

Income tax expense decreased 55.5% to $15.8 million and reflected the estimated impact of the Tax Act, including a $14.7 million benefit to income tax expense related to the revaluation of deferred tax attributes and $0.9 million income tax expense on the Company’s deemed repatriation of foreign earnings. The income tax expense also included a $3.0 million benefit from the year-to-date impact of the change in federal statutory rate.

Adjusted Earnings Per Fully Converted Share (Non-GAAP) was $1.02 based on weighted average fully converted shares of 74.2 million, as compared to $0.80 for the prior year on weighted average fully converted shares of 73.3 million. The $13.8 million net benefit from the revaluation of deferred tax attributes and deemed repatriation of foreign earnings increased Adjusted Earnings Per Fully Converted Share by $0.19 on weighted average fully converted shares of 74.2 million. Excluding the impact of the one-time benefit from the Tax Act, Adjusted Earnings Per Fully Converted Share increased to $0.83.

The Company recorded net cash provided by operating activities of $138.9 million, as compared to $116.6 million in the prior year. Net debt (total debt and capital lease obligations net of cash) was $357.0 million as of December 31, 2017, a decrease of $65.3 million from March 31, 2017.

Fiscal Year 2018 Outlook

Based on current visibility, backlog of existing orders and business trends, the Company has confirmed its net sales and Adjusted EBITDA targets for fiscal 2018. Net sales are expected to be in the range of $1.275 billion to $1.325 billion and Adjusted EBITDA is expected to be in the range of $195 and $210 million. Capital expenditures are expected to be approximately $50 to $55 million.

Webcast Information

The Company will host an investor conference call and webcast on Thursday, February 8, 2018 at 10:00 a.m. Eastern Time. The live call can be accessed by dialing 1-866-450-8367 (US toll-free) or 1-412-317-5465 (international) and asking to be connected to the Advanced Drainage Systems, Inc. call. The live webcast will also be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. An archived version of the webcast will be available for 90 days following the call.

About the Company

Advanced Drainage Systems is the leading manufacturer of high performance thermoplastic corrugated pipe, providing a comprehensive suite of water management products and superior drainage solutions for use in the construction and infrastructure marketplace. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, agriculture and infrastructure applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, its overall product breadth and scale and its manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 60 manufacturing plants and over 30 distribution centers. To learn more about the ADS, please visit the Company’s website at www.ads-pipe.com.

Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including, without limitation, factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials; our ability to continue to convert current demand for concrete, steel and PVC pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; the risks associated with our self-insured programs; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to project product mix; the risks associated with our current levels of indebtedness; fluctuations in our effective tax rate, including from the recently enacted Tax Cuts and Jobs Act; changes to our operating results, cash flows and financial condition attributable to the recently enacted Tax Cuts and Jobs Act; our ability to meet future capital requirements and fund our liquidity needs; the risk that additional information may arise that would require the Company to make additional adjustments or revisions or to restate the financial statements and other financial data for certain prior periods and any future periods, any delay in the filing of any filings with the Securities and Exchange Commission (“SEC”); the review of potential weaknesses or deficiencies in the Company’s disclosure controls and procedures, and discovering further weaknesses of which we are not currently aware or which have not been detected and the other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Amounts in thousands, except per share data)	2017	2016	2017	2016
Net sales	$320,832	$294,716	$1,080,240	$1,013,077
Cost of goods sold	243,006	225,275	825,874	756,518
Gross profit	77,826	69,441	254,366	256,559
Operating expenses:
Selling	22,903	21,292	70,348	68,732
General and administrative	23,788	22,719	74,351	78,429
Loss on disposal of assets and costs from exit and disposal activities	1,924	2,138	10,468	3,077
Intangible amortization	2,012	2,116	6,071	6,431
Income from operations	27,199	21,176	93,128	99,890
Other expense:
Interest expense	3,086	4,221	12,620	13,551
Derivative gains and other income, net	(963)	(772)	(4,456)	(5,543)
Income before income taxes	25,076	17,727	84,964	91,882
Income tax (benefit) expense	(7,371)	5,986	15,812	35,528
Equity in net (income) loss of unconsolidated affiliates	(768)	1,483	(496)	2,394
Net income	33,215	10,258	69,648	53,960
Less: net income attributable to noncontrolling interest	1,110	1,205	1,938	2,900
Net income attributable to ADS	32,105	9,053	67,710	51,060
Accretion of redeemable noncontrolling interest	-	(399)	-	(1,141)
Dividends to redeemable convertible preferred stockholders	(456)	(407)	(1,415)	(1,247)
Dividends paid to unvested restricted stockholders	(12)	(32)	(47)	(86)
Net income available to common stockholders and participating securities	31,637	8,215	66,248	48,586
Undistributed income allocated to participating securities	(2,766)	(503)	(5,588)	(4,066)
Net income available to common stockholders	$28,871	$7,712	$60,660	$44,520

Weighted average common shares outstanding:
Basic	55,917	54,557	55,497	54,354
Diluted	56,459	55,167	56,124	55,156
Net income per share:
Basic	$0.52	$0.14	$1.09	$0.82
Diluted	$0.51	$0.14	$1.08	$0.81
Cash dividends declared per share	$0.07	$0.06	$0.21	$0.18

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
(Amounts in thousands)	December 31, 2017	March 31, 2017
ASSETS
Current assets:
Cash	$18,407	$6,450
Receivables	176,942	168,943
Inventories	215,045	258,430
Other current assets	4,962	6,743
Total current assets	415,356	440,566
Property, plant and equipment, net	410,534	406,858
Other assets:
Goodwill	103,282	100,566
Intangible assets, net	46,439	51,758
Other assets	37,623	46,537
Total assets	$1,013,234	$1,046,285
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$26,833	$37,789
Current maturities of capital lease obligations	22,654	21,450
Accounts payable	71,591	121,922
Current portion of liability-classified stock-based awards	-	11,926
Other accrued liabilities	66,665	54,460
Accrued income taxes	9,825	8,207
Total current liabilities	197,568	255,754
Long-term debt obligations	260,981	310,849
Long-term capital lease obligations	64,959	58,710
Deferred tax liabilities	31,021	44,007
Other liabilities	22,681	26,530
Total liabilities	577,210	695,850
Mezzanine equity:
Redeemable convertible preferred stock	293,284	302,814
Deferred compensation — unearned ESOP shares	(192,180)	(198,216)
Redeemable noncontrolling interest in subsidiaries	9,000	8,227
Total mezzanine equity	110,104	112,825
Stockholders’ equity:
Common stock	11,424	12,393
Paid-in capital	357,684	755,787
Common stock in treasury, at cost	(7,958)	(436,984)
Accumulated other comprehensive loss	(20,933)	(24,815)
Retained deficit	(29,007)	(83,678)
Total ADS stockholders’ equity	311,210	222,703
Noncontrolling interest in subsidiaries	14,710	14,907
Total stockholders’ equity	325,920	237,610
Total liabilities, mezzanine equity and stockholders’ equity	$1,013,234	$1,046,285

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended December 31,
(Amounts in thousands)	2017	2016
Cash Flow from Operating Activities
Net income	$69,648	$53,960
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,793	54,065
Deferred income taxes	(12,738)	1,280
Loss on disposal of assets and costs from exit and disposal activities	10,468	3,077
ESOP and stock-based compensation	13,086	10,126
Amortization of deferred financing charges	746	1,055
Fair market value adjustments to derivatives	(1,988)	(11,297)
Equity in net (income) loss of unconsolidated affiliates	(496)	2,394
Other operating activities	12,046	(3,249)
Changes in working capital:
Receivables	(14,817)	29,113
Inventories	44,560	5,298
Prepaid expenses and other current assets	2,105	(1,353)
Accounts payable, accrued expenses, and other liabilities	(39,504)	(27,838)
Net cash provided by operating activities	138,909	116,631
Cash Flows from Investing Activities
Capital expenditures	(35,124)	(36,504)
Cash paid for acquisitions, net of cash acquired	(1,990)	-
Purchases of property, plant and equipment through financing	-	(4,116)
Proceeds from sale of corporate-owned life insurance	5,959	-
Other investing activities	(570)	(801)
Net cash used in investing activities	(31,725)	(41,421)
Cash Flows from Financing Activities
Proceeds from Revolving Credit Facility	397,450	315,400
Payments on Revolving Credit Facility	(431,950)	(329,400)
Payments on Term Loan	(72,500)	(7,500)
Proceeds from Senior Notes	75,000	-
Payments on Senior Notes	(25,000)	(25,000)
Debt issuance costs	(2,268)	-
Payments of notes, mortgages and other debt	(1,675)	(650)
Payments on capital lease obligations	(18,176)	(16,373)
Cash dividends paid	(13,511)	(11,011)
Proceeds from exercise of stock options	7,606	2,687
Repurchase of common stock	(7,947)	-
Equipment financing	-	4,116
Other financing activities	(1,558)	(1,339)
Net cash used in financing activities	(94,529)	(69,070)
Effect of exchange rate changes on cash	(698)	(598)
Net change in cash	11,957	5,542
Cash at beginning of period	6,450	6,555
Cash at end of period	$18,407	$12,097

Selected Financial Data

The following tables set forth net sales by reportable segment for the three and nine months ended December 31, 2017 and 2016, respectively.

	Three Months Ended			Nine Months Ended
(Amounts in thousands	December 31,		%	December 31,		%
except percentages)	2017	2016	Variance	2017	2016	Variance
Domestic
Pipe	$196,402	$182,061	7.9%	$676,079	$627,397	7.8%
Allied Products	80,470	72,251	11.4%	272,174	251,451	8.2%
Domestic net sales	$276,872	$254,312	8.9%	$948,253	$878,848	7.9%
International
Pipe	$33,166	$32,550	1.9%	$101,139	$105,832	(4.4%)
Allied Products	10,794	7,854	37.4%	30,848	28,397	8.6%
International net sales	$43,960	$40,404	8.8%	$131,987	$134,229	(1.7%)
Consolidated
Pipe	$229,568	$214,611	7.0%	$777,218	$733,229	6.0%
Allied Products	91,264	80,105	13.9%	303,022	279,848	8.3%
Net sales	$320,832	$294,716	8.9%	$1,080,240	$1,013,077	6.6%

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

This press release includes references to Adjusted EBITDA, Free Cash Flow and Adjusted Earnings Per Fully Converted Share, all non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA, Free Cash Flow, and Adjusted Earnings per Fully Converted Share may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

Adjusted EBITDA is a non-GAAP financial measure that comprises net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.

Adjusted Earnings Per Fully Converted Share is a non-GAAP measure that is calculated by adjusting our Net income per share – Basic, the most comparable GAAP measure. To effect this adjustment with respect to Net income available to common stockholders, we have (1) removed the accretion of Redeemable noncontrolling interest in subsidiaries, (2) added back the dividends to Redeemable convertible preferred stockholders and dividends paid to unvested restricted stockholders, (3) made corresponding adjustments to the amount allocated to participating securities under the two class earnings per share computation method, and (4) added back ESOP deferred compensation attributable to the shares of Redeemable convertible preferred stock allocated to employee ESOP accounts during the applicable period, which is a non-cash charge to our earnings. We have also made adjustments to the weighted average common shares outstanding – Basic to assume (1) share conversion of the Redeemable convertible preferred stock outstanding shares to common stock and (2) add shares of outstanding unvested restricted stock. Adjusted Earnings Per Fully Converted Share (non-

GAAP) is a key metric used by management and our board of directors to assess our financial performance. This information is useful to investors as the preferred shares held by the ESOP are required to be distributed to our employees over time, which is done in the form of common stock after the conversion of the preferred shares. As such, this measure is included because it provides investors with information to understand the impact on the financial statements once all preferred shares are converted and distributed.

The following tables present a reconciliation of Adjusted EBITDA to Net Income, Free Cash Flow to Cash Flow from Operating Activities, and Adjusted Earnings Per Fully Converted Share to Net income per share – Basic, the most comparable GAAP measures, for each of the periods indicated:

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Amounts in thousands)	2017	2016	2017	2016
Net income	$33,215	$10,258	$69,648	$53,960
Depreciation and amortization	17,852	18,029	55,793	54,065
Interest expense	3,086	4,221	12,620	13,551
Income tax (benefit) expense	(7,371)	5,986	15,812	35,528
EBITDA	46,782	38,494	153,873	157,104
Derivative fair value adjustments	(145)	(2,237)	(735)	(11,297)
Foreign currency transaction gains	(430)	(601)	(2,878)	(1,678)
Loss on disposal of assets and costs from exit and disposal activities	1,924	2,138	10,468	3,077
Unconsolidated affiliates interest, tax, depreciation and amortization	637	469	2,060	2,049
Contingent consideration remeasurement	1	(15)	33	42
Stock-based compensation expense (benefit)	1,640	(3,413)	5,140	2,699
ESOP deferred compensation	2,737	2,323	7,946	7,428
Executive retirement expense (benefit)	73	(170)	982	(12)
Transaction costs	92	-	1,149	-
Legal settlement	1,800	-	1,800	-
Restatement-related costs	888	6,406	3,390	21,391
Adjusted EBITDA	$55,999	$43,394	$183,228	$180,803

Reconciliation of Segment Adjusted EBITDA to Net Income

	Three Months Ended December 31,
	2017		2016
(Amounts in thousands)	Domestic	International	Domestic	International
Net income	$29,755	$3,460	$7,233	$3,025
Depreciation and amortization	15,804	2,048	15,911	2,118
Interest expense	3,007	79	4,127	94
Income tax (benefit) expense	(9,117)	1,746	5,342	644
EBITDA	39,449	7,333	32,613	5,881
Derivative fair value adjustments	(145)	-	(2,237)	-
Foreign currency transaction gains	-	(430)	-	(601)
Loss (gain) on disposal of assets and costs from exit and disposal activities	1,940	(16)	1,258	880
Unconsolidated affiliates interest, tax, depreciation and amortization	315	322	275	194
Contingent consideration remeasurement	1	-	(15)	-
Stock-based compensation expense (benefit)	1,640	-	(3,413)	-
ESOP deferred compensation	2,737	-	2,323	-
Executive retirement expense (benefit)	73	-	(170)	-
Transaction costs	92	-	-	-
Legal settlement	1,800	-	-	-
Restatement-related costs	888	-	6,406	-
Adjusted EBITDA(a)	$48,790	$7,209	$37,040	$6,354
(a)	A portion of the reduction in International EBITDA is related to transfer pricing. The reduction is fully offset by an increase in Domestic EBITDA.

	Nine Months Ended December 31,
	2017		2016
(Amounts in thousands)	Domestic	International	Domestic	International
Net income	$61,837	$7,811	$43,704	$10,256
Depreciation and amortization	49,725	6,068	47,418	6,647
Interest expense	12,363	257	13,236	315
Income tax expense	12,583	3,229	31,319	4,209
EBITDA	136,508	17,365	135,677	21,427
Derivative fair value adjustments	(735)	-	(11,297)	-
Foreign currency transaction gains	-	(2,878)	-	(1,678)
Loss on disposal of assets and costs from exit and disposal activities	10,253	215	2,040	1,037
Unconsolidated affiliates interest, tax, depreciation and amortization	886	1,174	826	1,223
Contingent consideration remeasurement	33	-	42	-
Stock-based compensation expense	5,140	-	2,699	-
ESOP deferred compensation	7,946	-	7,428	-
Executive retirement expense (benefit)	982	-	(12)	-
Transaction costs	1,149	-	-	-
Legal settlement	1,800	-	-	-
Restatement-related costs	3,390	-	21,391	-
Adjusted EBITDA(a)	$167,352	$15,876	$158,794	$22,009
(a)	A portion of the reduction in International EBITDA is related to transfer pricing. The reduction is fully offset by an increase in Domestic EBITDA.

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Nine Months Ended December 31,
(Amounts in thousands)	2017	2016
Net cash provided by operating activities	$138,909	$116,631
Capital expenditures	(35,124)	(36,504)
Free cash flow	$103,785	$80,127

Reconciliation of Adjusted Earnings Per Fully Converted Share (non-GAAP) to Net Income per Share – Basic

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Amounts in thousands, except per share data)	2017	2016	2017	2016
Net income available to common stockholders	$28,871	$7,712	$60,660	$44,520
Weighted average common shares outstanding - Basic	55,917	54,557	55,497	54,354
Net income per share – Basic	$0.52	$0.14	$1.09	$0.82
Adjustments to net income available to common stockholders:
Accretion of redeemable non-controlling interest in subsidiaries	-	399	-	1,141
Dividends to redeemable convertible preferred stockholders	456	407	1,415	1,247
Dividends paid to unvested restricted stockholders	12	32	47	86
Undistributed income allocated to participating securities	2,766	503	5,588	4,066
Total adjustments to net income available to common stockholders	3,234	1,341	7,050	6,540
Net income attributable to ADS	32,105	9,053	67,710	51,060
Adjustments to net income attributable to ADS:
Fair value of ESOP compensation related to redeemable convertible preferred stock	2,737	2,325	7,946	7,428
Adjusted net income — (Non-GAAP)	$34,842	$11,378	$75,656	$58,488
Weighted Average Common Shares Outstanding — Basic	55,917	54,557	55,497	54,354
Adjustments to weighted average common shares outstanding — Basic
Unvested restricted shares	270	55	270	63
Redeemable convertible preferred shares	18,219	18,774	18,386	18,913
Weighted Average Common Shares Outstanding - Fully Converted (Non-GAAP)	74,406	73,386	74,153	73,330
Adjusted Earnings per Fully Converted Share (Non-GAAP)	$0.47	$0.16	$1.02	$0.80

For more information, please contact:

Michael Higgins

Director, Investor Relations and Business Strategy

(614) 658-0050

Mike.higgins@ads-pipe.com